Exhibit 10.6

DARTMOUTH - PHYTOMEDICAL TECHNOLOGIES RESEARCH AGREEMENT

This Agreement, effective this 1st day of June 2007, between

TRUSTEES OF DARTMOUTH COLLEGE, a non-profit educational institution existing under the laws of the State of New Hampshire, and being located at Hanover, New Hampshire 03755, hereinafter called Dartmouth, and PHYTOMEDICAL TECHNOLOGIES INC., a corporation of the State of Nevada, with a principal place of business at 100 Overlook Dr., 2nd Flr., Princeton, NJ 08540, hereinafter called PHYTOMEDICAL.

WHEREAS, Dartmouth under the direction of Principal Investigator Gordon Gribble, Ph.D., wishes to further research and development for anti-tumor bis-acridines, as described in the Research Plan (Attachment B); and

WHEREAS, PHYTOMEDICAL wishes to sponsor such research under the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the faithful performance of the covenants herein contained, IT IS AGREED:

Section 1.  Affiliate.  "Affiliate" shall mean a legal entity at least 50% of the voting stock of which is owned directly or indirectly by PHYTOMEDICAL.

Section 2.  Agreement.  "Agreement" shall mean this Research Agreement.

Section 3.  Effective Date.  "Effective Date" shall mean the date first written above and shall be the Effective Date of this Agreement.

Section 4. Dartmouth Pre-existing Know-How.  “Dartmouth Pre-existing Know-How” shall mean the ideas, methods, inventions, improvements, characterization and techniques developed by Dartmouth prior to this agreement relating the US Patent 6,187,787 issued February 13, 2001 to Dartmouth College; "Bis(9-Aminoacridine) DNA Intercalating Agents Having Antitumor Activity.")

Section 5.  Dartmouth Know-How.  "Dartmouth Know-How" shall mean the ideas, methods, inventions, improvements, characterization and techniques hereinafter developed by Dartmouth relating to anti-tumor bis-acridines, pursuant to the terms of this agreement.

Section 6.   Dartmouth Pre-existing Patent Rights.  “Dartmouth Pre-existing Patent Rights” shall mean the US Patent 6,187,787 issued February 13, 2001 to Dartmouth College; "Bis (9-Aminoacridine) DNA Intercalating Agents Having Antitumor Activity").

Section 7.  Dartmouth Patent Rights.  "Dartmouth Patent Rights" shall mean any United States or foreign patent applications and any United States Patent issuing from such applications, and any continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, owned or assignable to Dartmouth, containing one or more claims based upon Dartmouth Know–How.

Section 8.  Joint Patent Rights.  "Joint Patent Rights" shall mean any United States or foreign patent applications and any United States Patent issuing from such applications, and any continuations, continuations-in-part, divisions, reissues, reexaminations or extensions thereof, owned or assignable to Dartmouth and PHYTOMEDICAL, containing one or more claims based upon joint inventions.

Section 9.  Contract Period.  The "Contract Period" shall mean the period commencing on the Effective Date and ending one year from such Effective Date.

Section 10.  Research Support.  PHYTOMEDICAL shall provide research support to

Dartmouth for laboratory research at a level of $45,500 for the Contract Period in accordance with the attached budget, which makes up Attachment A, and the attached Research Plan which makes up Attachment B.   Dartmouth shall have the flexibility to rebudget the funds as necessary during the Contract Period so as to provide the Principal Investigator the opportunity to use the funds as he deems most reasonable, provided that the funds are used within the scope of the Research Plan.  Dartmouth shall use reasonable efforts to perform the research as described in the Research Plan.

Section 11.  Inventions.  All inventions arising during the conduct of the Research Plan, conceived solely by Dartmouth inventors, shall be assigned to Dartmouth, and all inventions conceived solely by the PHYTOMEDICAL inventors shall be assigned to PHYTOMEDICAL.  For inventions that are conceived jointly by Dartmouth and PHYTOMEDICAL inventors, Dartmouth and PHYTOMEDICAL will hold joint title.

Section 12.  License Rights to Pre-existing Patent Rights.  Dartmouth hereby grants PHYTOMEDICAL the option of a world-wide, royalty-bearing exclusive license under Dartmouth Pre-existing Patent Rights and Dartmouth Pre-existing Know-How to make, have made, use and sell in the field of oncology-,) the products embodying or produced through the use of Dartmouth’s Patent Rights, at reasonable terms and condition as the parties may agree.  PHYTOMEDICAL shall have forty five (45) days after the expiration of the Contract Period to exercise this option.  If within ninety (90) days from the option exercise after good faith negotiations parties fail to reach an agreement on the license terms, or if PHYTOMEDICAL decides to forgo the option, Dartmouth shall be free to offer commercial license rights to any third party or to dispose of its inventions or other rights resulting therefrom in any other way it deems appropriate.

Section 13.  Patents and Patent Expenses for Pre-existing Patent Rights.  PHYTOMEDICAL will reimburse Dartmouth for all costs associated with obtaining and maintaining Dartmouth Pre-existing Patent Rights, which are to date: $12,578.02.  Provided, however, if PHYTOMEDICAL decides not to license Dartmouth Pre-existing Patent Rights, PHYTOMEDICAL shall have no obligation to reimburse Dartmouth for such costs and in such event the option granted under Section 12 to PHYTOMEDICAL by Dartmouth shall lapse in respect to the Dartmouth Pre-existing Patent Rights for which PHYTOMEDICAL declines to reimburse the cost to Dartmouth.

  Section 14.  License Rights to Patent Rights.  Dartmouth hereby grants PHYTOMEDICAL the option  of a world-wide, royalty-bearing exclusive license under Dartmouth Patent Rights, and Dartmouth Know-How, and Joint Patent Rights, to make, have made, use and sell in the field of oncology) the products embodying or produced through the use of Dartmouth's or joint inventions, at reasonable terms and conditions as the parties may agree, which, in the case of ongoing royalties, will not exceed 3% of net sales, and, in the case of a one time license fee, not to exceed $15,000;  except to the extent of any rights required to be granted to the Government of the United States of America pursuant to 35 U.S.C. §§200-211.  PHYTOMEDICAL shall have forty five (45) days after the expiration of the Contract Period to exercise this option.  If within ninety (90) days from the option exercise after good faith negotiations parties fail to reach an agreement on the license terms, or if PHYTOMEDICAL decides to forgo the option, Dartmouth shall be free to offer commercial license rights to any third party or to dispose of its inventions or other rights resulting therefrom in any other way it deems appropriate.

Section 15. Patents and Patent Expenses for Patent Rights. PHYTOMEDICAL will reimburse Dartmouth for all costs associated with obtaining and maintaining Dartmouth Patent Rights.  Provided, however, if PHYTOMEDICAL decides that it is not appropriate to apply for Dartmouth Patent Rights, PHYTOMEDICAL shall have no obligation to reimburse Dartmouth for such costs and in such event the option granted under Section 14 to PHYTOMEDICAL by Dartmouth shall lapse in respect to the Dartmouth Patent Rights for which PHYTOMEDICAL declines to reimburse the cost to Dartmouth.  Dartmouth shall also have the right to obtain patent protection on its own and at its own expense for Joint Patent Rights in the names of Dartmouth and PHYTOMEDICAL in case PHYTOMEDICAL decides not to support such filings, in which event the option granted under Section 14 to PHYTOMEDICAL by Dartmouth shall lapse in respect to Dartmouth's rights under Joint Patent Rights.

Section 16.  Mutual Confidentiality.   PHYTOMEDICAL and Dartmouth realize that some information received by one party from the other pursuant to this Agreement shall be confidential.  Any information disclosed by either party and requiring confidential treatment shall be identified in writing as confidential or, if disclosed orally or visually, shall be summarized and confirmed in writing as confidential within 30 days of such disclosure and shall be maintained in secrecy by the receiving party. Any failure by disclosing party to identify orally disclosed information as confidential in writing shall not relieve the receiving party of its obligations under this Agreement. Each party shall use all reasonable measures to prevent disclosure of information, except to their own personnel who have a need to know and such information shall not be used by either party for purposes other than those contemplated by this Agreement for a period of three (3) years from the termination of the Agreement, unless or until --

(a)

said information shall become known to third parties or shall become publicly known through no fault of the receiving party, or

(b)

said information was already in the receiving party's possession prior to the disclosure of said information to the receiving party, or

(c)

said information shall be subsequently disclosed to the receiving party by a third party who is not under any obligation of confidentiality to the disclosing party, or

(d)

said information is approved for disclosure by prior written consent of the disclosing party, or

(e)

said information is required to be disclosed by court rule or governmental law or regulation, provided that the receiving party gives the disclosing party prompt notice of any  such requirement and cooperates with the disclosing party in attempting to limit such disclosure, or

(f)

said information is proven independently developed by the receiving party without recourse or access to the information.

Section 17.  Corporate Action.  Dartmouth and PHYTOMEDICAL each represent and warrant to the other party that they have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby and that all necessary corporate action had been duly taken in this regard.

Section 18.  Payments. For the rights and privileges granted under this Agreement, PHYTOMEDICAL shall pay to Dartmouth research support as defined in Section 8, to be paid in quarterly payments, the first to be due upon execution of this Agreement and every three month's thereafter.  Payments will be due within 30 days of PHYTOMEDICAL's receipt of Dartmouth's invoice

Section 19.  Reports.  Dartmouth shall furnish PHYTOMEDICAL with quarterly reports during the term of this Agreement summarizing the research conducted in accordance with the Research Plan.  A final written report stating the accomplishments and significant research findings shall be submitted to PHYTOMEDICAL within 90 days of the expiration of this Agreement.

Section 20.  Publications.  Dartmouth retains the rights to report on the results of research under this Agreement in professional journals, meetings, seminars, and the like.  Appropriate recognition of PHYTOMEDICAL's support will be included in all such reports.  However, in recognition of PHYTOMEDICAL's desire for patent protection, Dartmouth shall provide

PHYTOMEDICAL with the final draft of any manuscript describing studies within the pertinent field and resulting from the sponsored research at least thirty (30) days prior to publication.

Section 21.  Use of Name.  PHYTOMEDICAL shall not use and shall not permit to be used by any other person or entity the name of Dartmouth,  nor any adaptation thereof, or the name of Dartmouth's employees, in any advertising, promotional or sales literature, or for any other purpose without prior written permission of Dartmouth. Dartmouth acknowledges that PHYTOMEDICAL is a corporation having a reporting obligation under the Securities Exchange Act of 1934, as amended, which has or may have certain disclosure and filing obligations under applicable law, including but not limited to the public announcement and disclosure of this Agreement and the filing of the same with the United States Securities and Exchange Commission; it is acknowledged and agreed that such disclosure and filing shall not be deemed a violation of this Agreement.

Section 22.  Indemnity.  PHYTOMEDICAL shall defend and indemnify and hold Dartmouth its trustees, employees, officers and agents harmless for any judgments and other liabilities based upon claims or causes of action against Dartmouth or its employees which arise out of (i) the design, production, manufacture, sale, use in commerce, lease or promotion by PHYTOMEDICAL, its Affiliates and Licensees, affiliates or agents of PHYTOMEDICAL of any product, process or service relating to, or developed pursuant to, this Agreement or (ii) any other activities to be carried out pursuant to this Agreement, except to the extent that such judgments or liabilities arise in whole or in part from the gross negligence or willful misconduct of Dartmouth or its employees, provided that Dartmouth promptly notifies PHYTOMEDICAL of any such claim coming to its attention and that it cooperates with PHYTOMEDICAL in the defense of such claim.  If any such claims or causes of action are made, Dartmouth shall be defended by counsel to PHYTOMEDICAL, subject to Dartmouth's approval, which shall not be unreasonably withheld.

DARTMOUTH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE RESULTS OF RESEARCH PERFORMED UNDER THE RESEARCH PLAN OR OF THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF SUCH RESEARCH OR RESULTS

Section 23.  Termination.  Performance under this Agreement may be terminated by PHYTOMEDICAL upon sixty (60) days written notice; performance may be terminated by Dartmouth if circumstances beyond its control preclude continuation of the research.  Upon termination, Dartmouth will be reimbursed as specified in Section 14 for all costs and non-cancellable commitments incurred in the performance of the research, such reimbursement not to exceed the total estimated project cost specified in Section 8.

Section 24.  Prior Obligations.  Termination of this Agreement for any reason shall not release either party from any obligation theretofore accrued.

Section 25.  Governing Law.  This Agreement shall be construed, governed, interpreted and enforced according to the laws of the State of New Hampshire.

Section 26.  Notices.  Any notice or communication required or permitted to be given by either party hereunder, shall be deemed sufficiently given, if mailed by certified mail, return receipt requested, and addressed to the party to whom notice is given as follows:

If to PHYTOMEDICAL, to:

Greg Wujek, President, CEO

PhytoMedical Technologies

100 Overlook Drive, 2nd Floor

Princeton, N.J. 08540

-------------------

If to Dartmouth, to:

Alla Kan, Director

Technology Transfer Office

Dartmouth College

11 Rope Ferry Road, #6210

Hanover, New Hampshire 03755-1404

Section 27.  Assignment.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.  However, PHYTOMEDICAL may not assign this Agreement in whole or in part without the written consent of Dartmouth.

Section 28.  Entire Agreement.  This Agreement represents the entire Agreement between the parties as of the Effective Date hereof and may only be subsequently altered or modified by an instrument in writing.  This Agreement cancels and supersedes any and all prior agreements between the parties which relate to the subject matter of this Agreement.

Section 29.  Waiver.  A failure by one of the parties to this Agreement to assert its rights for or upon any breach or default of this Agreement shall not be deemed a waiver of such rights nor shall any such waiver be implied from acceptance of any payment.  No such failure or waiver in writing by any one of the parties hereto with respect to any rights, shall extend to or affect any subsequent breach or impair any right consequent thereon.

Section 30.  Severability.  The parties agree that it is the intention of neither party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the parties.

Section 31.  Mediation and Arbitration.  Both parties agree that they shall attempt to resolve any dispute arising from this Agreement through mediation.  Both parties agree that at least one company employee, capable of negotiating an agreement on behalf of his company, shall, within three weeks of receipt of written notification of a dispute, meet with at least one employee of the other party who is also capable of negotiating an agreement on behalf of his company. If no agreement can be reached, both parties agree to meet again within a four week period after the initial meeting to negotiate in good faith to resolve the dispute.  If no agreement can be reached after this second meeting, both parties agree to submit the dispute to binding arbitration under the Rules of the American Arbitration Association before a single arbitrator.

Section 32.  Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year herein written.

THE TRUSTEES OF DARTMOUTH COLLEGE

 By /s/ Alla Kan

        Name:  Alla Kan

Title:  Director

Date  May 15, 2007

PHYTOMEDICAL TECHNOLOGIES, INC.

By /s/ Greg Wujek

Name:  Greg Wujek

Title:  President, CEO

Date  May 25, 2007

ATTACHMENT A:

	Year 1
WAGES / FRINGE
PI - Gribble
wages	$ 2,231.25
fringe	$ 859.03	38.50%
TOTAL WAGES/FRINGE	$ 3,090.28
wages/fringe indirects	$ -	0.00%

Asking for 1 half week

Research Assoc B
wages	$ 32,000.00
fringe	$ 7,840.00	24.50%
TOTAL WAGES/FRINGE	$ 39,840.00
wages/fringe indirects	$ -	0.00%

Asking for 100%

TOTAL WAGES	$ 34,231.25
TOTAL FRINGE	$ 8,699.03
TOTAL WAGES/FRINGE	$ 42,930.28
TOTAL IDCS	$ -	0.00%

EQUIPMENT

TOTAL EQUIPMENT
NO IDCS ON CAPITAL EQUIPMENT	$ -

TRAVEL

TOTAL TRAVEL	$ -
IDCS ON TRAVEL	$ -	0.00%

MATERIALS AND SUPPLIES

chemicals, solvents, expendables	$ 569.72

glassware	$ 500.00
chromatographic	$ 500.00

TOTAL SUPPLIES	$ 1,569.72
IDCS ON SUPPLIES	$ -	0.00%

OTHER

NMR & Mass Spectrometry fees	$ 1,000.00
TOTAL OTHER	$ 1,000.00
IDCS ON OTHER	$ -	0.00%

PROJECT TOTALS

TOTAL DIRECTS	$ 45,500.00

TOTAL INDIRECTS	$ -

PROJECT TOTALS	$ 45,500.00
$ 45,500.00

ATTACHMENT B:

Sponsored Research Agreement with PhytoMedical Technologies

Statement of Work

“Synthesis and Testing of Novel Bis-Acridine Antitumor Compounds”

The work at Dartmouth College will involve the chemical synthesis of novel bis-acridines for cancer testing and evaluation.  Following the preparation of starting materials, the Research Associate and the Principal Investigator will design and synthesize new examples of bis-acridines that are tethered with both flexible and semi-rigid linking chains, following the initial leads published in the relevant Dartmouth patent.  The compounds will be submitted to PhytoMedical for evaluation in human cancer cell lines in vitro and in vivo.